Exhibit 99.1

For more information:	Pat Hammond, media, (713) 497-7723
Dennis Barber, investors, (713) 497-3042

For immediate release:	August 22, 2006

New Member Elected to Reliant Energy’s Board of Directors

HOUSTON — The board of directors of Reliant Energy, Inc. (NYSE:RRI) today announced the election of Evan J. Silverstein to the board.

“Evan’s extensive industry knowledge and his success as the former head of a major investment fund in the utility and merchant power sector will bring a unique and important perspective to our board,” said Joel Staff, Reliant Energy’s chairman and chief executive officer. “It is a pleasure to welcome such a high caliber individual to our board.”

“I am excited about the opportunity to join the Reliant Energy board and look forward to working with my fellow board members to focus on long-term value creation for our shareholders,” said Silverstein.

Silverstein was recommended to Reliant Energy by Jennison Associates LLC, one of the company’s institutional shareholders. “Evan has established himself as one of the best recognized and most astute investors in the industry,” said Shaun Hong, managing director of Jennison. “We’re pleased to endorse Silverstein and are confident that he will effectively represent the interests of institutional shareholders such as ourselves by bringing a unique perspective to the board.”

Silverstein’s election fulfills a commitment made by Reliant Energy to name a substantial institutional shareholder representative to the board and is in line with the board’s intention to add two new directors before the end of the year.

Silverstein retired in 2005 from his position as general partner and portfolio manager at SILCAP LLC, a market-neutral hedge fund that principally invests in utilities and energy companies. Prior to this, he served as portfolio manager specializing in utilities and energy companies for the Bass Brothers Companies and as senior equity utility analyst for L.F. Rothschild, Unterberg & Towbin. He began his career in 1975 when he accepted a position at Drexel Burnham Lambert.

Silverstein holds a Bachelor of Science degree in accounting from Brooklyn College.  Management and industry experts have consistently sought his insight. He has given numerous speeches and has testified before Congress on a variety of energy-related issues.

Reliant Energy, Inc., based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the United States. In Texas, the company provides service to approximately 1.9 million retail electricity customers, including residential, small business and commercial, industrial, governmental and institutional customers. Reliant also serves commercial, industrial, governmental and institutional customers in the PJM (Pennsylvania, New Jersey and Maryland) market.

The company is one of the largest independent power producers in the nation with approximately 16,000 megawatts of power generation capacity across the United States. These strategically located generating assets utilize natural gas, fuel oil and coal. For more information, visit http://www.reliant.com/corporate.

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